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                                                             EXHIBIT 8.(g)(3)(i)

                       RESTATED TRANSFER AGENCY AGREEMENT


         This Agreement, dated this 1st day of March, 1991, between ASSET MANAGEMENT FUND FOR FINANCIAL INSTITUTIONS, INC. (the "Fund"), a Maryland corporation formerly known as Asset Management Fund for Savings Institutions, Inc. and originally known as the Liquidity Fund for Thrifts, Inc. and PROVIDENT FINANCIAL PROCESSING CORPORATION, a Delaware corporation ("PFPC"), which is an indirect, wholly-owned subsidiary of PNC Financial Corp.;

                                  WITNESSETH:

         WHEREAS, PFPC and the Fund wish to restate, without any substantive change, the Transfer Agency Agreement between them dated November 1, 1982 as amended by a letter agreement relating to the Mortgage Securities Performance Portfolio dated January 18, 1984 and further amended by a letter agreement relating to the Corporate Bond Portfolio dated August, 1986; and

         WHEREAS, the Fund is registered as an open-end, diversified, management investment company under the Investment Company Act of 1940, as amended ("the 1940 Act"); and

         WHEREAS, the Fund is a series fund with four separate portfolios, these being the Short-Term Liquidity Portfolio, the Intermediate-Term Liquidity Portfolio, the Mortgage Securities Performance Portfolio, and the Corporate Bond Portfolio; and PFPC has served as transfer agent, registrar and dividend disbursing agent for each Portfolio since the inception of each, and the Fund and PFPC intend that it continue to do so;
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         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

         1. Appointment. The Fund hereby appoints PFPC to serve as transfer agent, registrar and dividend disbursing agent for the Fund with respect to the classes of shares of the Fund's Common Stock, $.001 par value ("Fund Shares"), known as the class of Short-Term Liquidity Portfolio Shares, the class of Intermediate-Term Liquidity Portfolio Shares, the class of Mortgage Securities Performance Portfolio Shares, and the class of Corporate Bond Portfolio Shares for the period and on the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Paragraph 16 of this Agreement. The Fund, at its option, may also appoint PFPC to serve as transfer agent, registrar and dividend disbursing agent for the Fund hereunder with respect to any other class of Fund Shares from time to time created, but PFPC shall not be required to accept any such appointment. The Fund's class of Short-Term Liquidity Portfolio Shares, the class of Intermediate-Term Liquidity Portfolio Shares, the class of Mortgage Securities Performance Portfolio Shares, and the class of Corporate Bond Portfolio Shares, together with any other class or classes of Fund Shares with respect to which PFPC accepts an appointment hereunder to serve as transfer agent, registrar and dividend disbursing agent are hereinafter referred to collectively as "Classes" and individually as a "Class."

         2. Delivery of Documents. The Fund has furnished PFPC with copies properly certified or authenticated of each of the following:


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                 (a)      Resolutions of the Fund's Board of Directors
authorizing the appointment of PFPC as transfer agent, registrar and dividend disbursing agent for each Class of the Fund and approving this Agreement;

                 (b) Incumbency and signature certificates identifying and containing the signatures of the Fund's officers and/or other persons authorized to sign Written Instructions, as hereinafter defined, on behalf of the Fund;

                 (c) The Fund's Articles of Incorporation, filed with the Department of Assessments and Taxation of the State of Maryland on July 30, 1982 and all amendments thereto (such Articles of Incorporation, as presently in effect and as they shall from time to time be amended, are herein called the "Charter");

                 (d) The Fund's By-Laws and all amendments thereto (such By-Laws, as presently in effect and as they shall from time to time be amended, are herein called "By-Laws");

                 (e) The Fund's Notification of Registration filed pursuant to Section 8(a) of the 1940 Act on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission ("SEC") on August 12, 1982;

                 (f) The Fund's Registration Statement on Form N-1 under the Securities Act of 1933, as amended (the "1933 Act") (File No. 2-78808) and under the 1940 Act as filed with the SEC on August 12, 1982, including all exhibits thereto, relating to Fund Shares and all amendments thereto; and

                 (g) The Fund's most recent prospectus (such prospectus, as presently in effect and all amendments and supplements thereto are herein called the "Prospectus").


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         The Fund will furnish PFPC from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, if any.

         3.      Definitions.

                 (a) "Authorized Person". As used in this Agreement, the term "Authorized Person" means the President, Treasurer and any Vice President of the Fund and any other person, whether or not any such person is an officer or employee of the Fund, duly authorized by the Board of Directors of the Fund to give Oral and Written Instructions on behalf of the Fund and listed on the Certificate annexed hereto as Appendix A or such other Certificate listing persons duly authorized to give Oral and Written Instructions on behalf of the Fund as may be received by PFPC from time to time.

                 (b) "Oral Instructions". As used in this Agreement, the term "Oral Instructions" means verbal instructions actually received by PFPC from an Authorized Person or from a person reasonably believed by PFPC to be an Authorized Person. The Fund agrees to deliver to PFPC, at the time and in the manner specified in Paragraph 4(b) of this Agreement, Written Instructions confirming Oral Instructions.

                 (c) "Written Instruction". As used in this Agreement, the term "Written Instructions" means written instructions delivered by mail, tested telegram, cable, telex or facsimile sending device, and received by PFPC, signed by two Authorized Persons.

         4.      Instructions Consistent with Charter, etc.

                 (a) Unless otherwise provided in this Agreement, PFPC shall act only upon Oral or Written Instructions. Although PFPC may take cognizance of the provisions of the Charter and By-Laws of the Fund, PFPC may assume that any Oral or Written Instructions


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received hereunder are not in any way inconsistent with any provisions of such
Charter or By-Laws or any vote, resolution or proceeding of the stockholders, or of the Board of Directors, or of any committee thereof.

                 (b) PFPC shall be entitled to rely upon any Oral Instructions and any Written Instructions actually received by PFPC pursuant to this Agreement. The Fund agrees to forward to PFPC Written Instructions confirming Oral Instructions in such manner that the Written Instructions are received by PFPC by the close of business of the same day that such Oral Instructions are given to PFPC. The Fund agrees that the fact that such confirming Written Instructions are not received by PFPC shall in no way affect the validity of the transactions or enforceability of the transactions authorized by the Fund by giving Oral Instructions. The Fund agrees that PFPC shall incur no liability to the Fund in acting upon Oral Instructions given to PFPC hereunder concerning such transactions provided such instructions reasonably appear to have been received from an Authorized Person.

         5. Transactions Not Requiring Instructions. In the absence of contrary Written Instructions, PFPC is authorized to take the following actions:

                 (a) Issuance of Shares. Upon receipt of a purchase order for the purchase of Fund Shares and sufficient information to enable PFPC to establish a stockholder account, and after receipt of confirmation or crediting of Federal Funds for the order from the Fund's Custodian, PFPC shall issue and credit the account of the investor with Fund Shares in the manner described in the Prospectus.

                 (b) Redemptions. Upon receipt of a redemption order, PFPC shall redeem Fund Shares in the manner described in the Prospectus.


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         6.      Authorized Shares.  The Fund's authorized capital stock
consists of Four Billion Five Hundred Million (4,500,000,000) shares of Short-Term Liquidity Portfolio class Common Stock, and Five Hundred Million (500,000,000) shares each of Intermediate-Term Liquidity Portfolio class Common Stock, Mortgage Securities Performance Portfolio class Common Stock and Corporate Bond Portfolio class Common Stock ($.001 par value per share). The Fund certifies that by virtue of its Charter and the provisions of the law of the state of its incorporation, Shares of its stock which are redeemed by the Fund from their holders are restored to the status of authorized and unissued Shares. PFPC shall record issues of all Shares and shall notify the Fund in case any proposed issue of Shares by the Fund shall result in an over-issue as defined by Section 8-104(2) of Article 8 of the Maryland Uniform Commercial Code. In case any issue of Shares would result in such an over-issue, PFPC shall refuse to issue said Shares and shall not countersign and issue certificates for such Shares. The Fund agrees to notify PFPC promptly of any change in the number of authorized Shares and of any change in the number of Shares registered under the 1933 Act.

         7. Dividends and Distributions. The Fund shall furnish PFPC with appropriate evidence of action by the Fund's Board of Directors authorizing the declaration in cash of dividends and distributions from "net income for dividend purposes" as described in the then current Prospectus. After deducting any amount required to be withheld by any applicable tax laws, rules and regulations or other applicable laws, rules and regulations, PFPC shall, as agent for each stockholder and in accordance with the provisions of the Fund's Charter and then current Prospectus, invest dividends in full and fractional Shares or, if so requested in proper form by a stockholder, pay dividends in cash, in the manner described in the Prospectus.


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         PFPC shall prepare, file with the Internal Revenue Service, and address and mail to stockholders such returns and information relating to dividends and distributions paid by the Fund as are required to be so prepared, filed and mailed by applicable laws, rules and regulations, or such substitute form of notice as may from time to time be permitted or required by the Internal Revenue Service. On behalf of the Fund, PFPC shall pay on a timely basis to the appropriate Federal authorities any taxes required by applicable Federal tax laws to be withheld on dividends and distributions paid by the Fund.

         8.      Communications with Stockholders.

                 (a) Communications to Stockholders. PFPC will address and mail all communications by the Fund to it stockholders, including reports to stockholders, confirmations of purchases and sales of Fund Shares, monthly statements reflecting Fund Shares held and dividends paid thereon, and proxy material for its meetings of stockholders. PFPC will receive and tabulate the proxy cards for the meetings of the Fund's stockholders.

                 (b) Correspondence. PFPC will answer such correspondence from stockholders, securities brokers and others relating to its duties hereunder and such other correspondence as may from time to time be mutually agreed upon between PFPC and the Fund.

         9. Records. PFPC shall keep records of the accounts for each stockholder showing the following information:

              (i) name, address and United States Tax Identification or Social Security number;

             (ii) number of Shares held and number of Shares for which certificates, if any, have been issued, including certificate numbers and denominations;


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            (iii)         historical information regarding the account of each
         stockholder, including dividends and distributions paid and the date and price for all transactions on a stockholder's account;

             (iv) any stop or restraining order placed against a stockholder's account;

              (v) any correspondence relating to the current maintenance of a stockholder's account;

             (vi)         information with respect to withholdings; and

            (vii) any information required in order for PFPC to perform any calculations contemplated or required by this Agreement.

         The Books and records pertaining to the Fund which are in the possession of PFPC shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the 1940 Act, as amended, and other applicable securities laws and rules and regulations. The Fund, or the Fund's authorized representatives, shall have access to such books and records at all times during PFPC's normal business hours. Upon the reasonable request of the fund, copies of any such books and records shall be provided by PFPC to the Fund or the Fund's authorized representative at the Fund's expense.

         10.     Reports.  PFPC shall furnish the Fund the following reports:

                 (a)      state by state registration reports;

                 (b) such periodic and special reports as the Fund may reasonably request; and

                 (c) such other information, including statistical information concerning accounts as may be agreed upon from time to time between the Fund and PFPC.


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         11.     Cooperation with Accountants.  PFPC shall cooperate with the
Fund's independent public accountants and shall take all reasonable action in the performance of its obligations under this Agreement to assure that the necessary information is made available to such accountants for the expression of their unqualified opinion, including but not limited to the opinion included in the Fund's annual report on Form N-SAR or any replacement therefor.

         12. Confidentiality. PFPC agrees on behalf of itself and its employees to treat confidentially all records and other information relative to the Fund and its prior, present or potential stockholders, except, after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where PFPC may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

         13. Equipment Failures. In the event of equipment failures beyond PFPC's control, PFPC shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions but shall have no liability with respect thereto. The foregoing obligation shall not extend to computer terminals located outside of premises maintained by PFPC. PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available.

         14.     Right to Receive Advice.

                 (a) Advice of Fund. If PFPC shall be in doubt as to any action to be taken or omitted by it, it may request, and shall receive, from the Fund directions or advice, including Oral or Written Instructions where appropriate.


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                 (b)      Advice of Counsel.  If PFPC shall be in doubt as to
any question of law involved in any action to be taken or omitted by PFPC, it may request advice at its own cost from counsel of its own choosing (who may be counsel for the investment adviser to the Fund, for the Fund or for PFPC, at the option of PFPC).

                 (c) Conflicting Advice. In case of conflict between directions, advice or Oral or Written Instructions received by PFPC pursuant to subparagraph (a) of this paragraph and advice received by PFPC pursuant to subparagraph (b) of this paragraph, PFPC shall incur no monetary liability if it follows the advice received pursuant to the letter provision alone.

                 (d) Protection of PFPC. PFPC shall be protected in any action or inaction which it takes in reliance on any directions, advice or Oral or Written Instructions received pursuant to subparagraphs (a) or (b) of this paragraph which PFPC, after receipt of any such directions, advice or Oral or Written Instructions, in good faith believes to be consistent with such directions, advice or Oral or Written Instructions, as the case may be. However, nothing in this paragraph shall be construed as imposing upon PFPC any obligation (i) to seek such directions, advice or Oral or Written Instructions, or (ii) to act in accordance with such directions, advice or Oral or Written Instructions when received, unless, under the terms of another provision of this Agreement, the same is a condition to PFPC's properly taking or omitting to take such action. Nothing in this subsection shall excuse PFPC when an action or omission on the part of PFPC constitutes willful misfeasance, bad faith, gross negligence or reckless disregard by PFPC of its duties under this Agreement.

         15. Compliance with Governmental Rules and Regulations. The Fund assumes full responsibility for ensuring that the contents of each Prospectus of the Fund complies with all


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applicable requirements of the 1933 Act, the 1940 Act, and any laws, rules and regulations of governmental authorities having jurisdiction.

         16. Compensation. As compensation for the services rendered under this Agreement by PFPC during the term of this Agreement, the Fund will pay to PFPC monthly, fees equal to $15 per account of each Class of the Fund per year, prorated in the case of accounts maintained for only a portion of a full year, plus PFPC's out-of-pocket expenses relating to such services, including, but not limited to, expenses of postage, telephone, TWX rental and line charges, communications forms and stockholder consultation expenses.

         17. Indemnification. The Fund agrees to indemnify and hold harmless PFPC and its nominees from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under the 1933 Act, the Securities Exchange Act of 1934, the 1940 Act, and any state and foreign securities and blue sky laws, all as or to be amended from time to time) and expenses, including (without limitation) attorneys' fees and disbursements, arising directly or indirectly from any action or thing which PFPC takes or does or omits to take or do (i) at the request or on the direction of or in reliance on the advice of the Fund or (ii) upon Oral or Written Instructions, provided, that PFPC shall not be indemnified against any liability to the Fund or to its stockholders (or any expenses incident to such liability) arising out of (A) PFPC's own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties under this Agreement or (B) PFPC's negligent failure to perform its duties under this Agreement.

         18. Responsibility of PFPC. PFPC shall be under no duty to take any action on behalf of the Fund except as specifically set forth herein or as may be specifically agreed to by


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PFPC in writing.  In the performance of its duties hereunder, PFPC shall be obligated to exercise care and diligence and to act in good faith and to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Agreement. PFPC shall be responsible for its own negligent failure to perform its duties under this Agreement, but to the extent that duties, obligations and responsibilities are not expressly set forth in this Agreement, PFPC shall not be liable for any act or omission which does not constitute willful misfeasance, bad faith or gross negligence on the part of PFPC or reckless disregard of such duties, obligations and responsibilities. Without limiting the generality of the foregoing or of any other provision of this Agreement, PFPC in connection with its duties under this Agreement shall not be under any duty or obligation to inquire into and shall not be liable for or in respect of (a) the validity or invalidity or authority or lack thereof of any Oral or Written Instruction, notice or other instrument which conforms to the applicable requirements of this Agreement, if any, and which PFPC reasonably believes to be genuine, or (b) delays or errors or loss of data occurring by reason of circumstances beyond PFPC's control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown (except as provided in Paragraph 13), flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

         19. Duration and Termination. This Agreement shall continue with respect to each Class of the Fund until termination by PFPC or the Fund on 60 days' written notice.

         20. Notices. All notices and other communications, including Written Instructions (collectively referred to as "Notice" or "Notices" in this paragraph), hereunder shall be in writing or by confirming telegram, cable, telex or facsimile sending device. Notices shall be


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addressed (a) if to PFPC at PFPC's address, 103 Bellevue Parkway, Wilmington,
Delaware 19809; (b) if to the Fund, at the address of the Fund; or (c) if to neither of the foregoing, at such other address as shall have been notified to the sender of any such Notice or other communication. If the location of the sender of a Notice and the address of the addressee thereof are, at the time of sending, more than 100 miles apart, the Notice may be sent by first-class mail, in which case it shall be deemed to have been given three days after it is sent, or if sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately, and, if the location of the sender of a Notice and the address of the addressee thereof are, at the time of sending, not more than 100 miles apart, the Notice may be sent by first-class mail, in which care it shall be deemed to have been given two days after it is sent, or if sent by messenger, it shall be deemed to have been given on the day it is delivered, or if sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. All postage, cable, telegram, telex and facsimile sending device charges arising from the sending of a Notice hereunder shall be paid by the sender.

         21. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

         22. Amendments. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

         23. Assignment. This Agreement and the performance hereunder may not be assigned by Provident without the Fund's consent, except that it may be so assigned to an affiliate or


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wholly-owned subsidiary of it, Provident National Corporation or PNC Financial
Corp upon at least thirty (30) days prior written notice.

         24. Miscellaneous. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties hereto may embody in one or more separate documents their agreement, if any, with respect to Oral Instructions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding and shall inure to the benefit of the parties hereto and their respective successors.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below on the day and year first above written.

(SEAL)                                           ASSET MANAGEMENT FUND FOR
                                                 FINANCIAL INSTITUTIONS, INC.


Attest:/s/                                       By:/s/
       ------------------------                     ---------------------------
                                                    Title:

(SEAL)                                           PROVIDENT FINANCIAL PROCESSING
                                                 CORPORATION


Attest:/s/                                       By:/s/
       ------------------------                     ---------------------------
       Secretary                                    Title:




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